Exhibit 5.1

[SUNTRUST BANKS, INC. LETTERHEAD]

April 28, 2009

SunTrust Banks, Inc.

303 Peachtree Street,

NE Atlanta, GA 30308

Ladies and Gentlemen:

As Corporate Executive Vice President, General Counsel and Corporate Secretary for SunTrust Banks, Inc. (the “Company”), I am familiar with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) on or about April 28, 2009, with respect to 10,000,000 shares of the Company’s common stock, $1.00 par value per share (the “Plan Shares”), issuable pursuant to the SunTrust Banks, Inc. 401(k) Plan, as amended, (the “Plan”) as referenced in the Registration Statement.

I have reviewed the Plan and the Registration Statement, and I have examined and am familiar with, the original or copies, certified or otherwise, of the documents, corporate records and other instruments of the Company relating to the proposed issuance of the Plan Shares which I deem relevant and which form the basis of the opinion hereinafter set forth.

I am of the opinion that the issuance of the Plan Shares has been duly authorized by the Company and, upon issuance pursuant to the terms of the Plan, the Plan Shares will be legally issued and outstanding, fully paid and non-assessable, and no personal liability will attach to the holders of the Plan Shares.

The undersigned counsel to the Company hereby consents to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.

Sincerely,

/s/ Raymond D. Fortin
Raymond D. Fortin